EXHIBIT 99.1

CHINA IVY SCHOOL, INC.

FOR IMMEDIATE RELEASE

______________________________________________________________________________

CHINA IVY SCHOOL, INC. RELEASES SEC FORM 10KSB

______________________________________________________________________________

SHENZHEN CITY, China (April 2, 2007) – China Ivy School, Inc. (OTBCC: CIVY) announced in their 10-KSB, issued on March 30, significant operational and financial progress in the year ended December 31, 2006. The company’s form 10-KSB can be accessed on the company’s web site and www.sec.gov.

Referring to the accomplishments of the company, Yongqi Zhu, Director and Chief Executive Officer of China Ivy School, Inc. noted, “The continuation of our top-line growth is just another piece of evidence that proves that our approach to private education in China is a successful one.” Mr. Zhu continued, “At CIS, we emphasize a well-rounded and harmonious educational experience. By doing so, we have set down a path towards maximizing the possibility of individual growth and prosperity. “

Net revenue for the year ended December 31, 2006 totaled $5,564,409 compared to $5,252,757 for the year ended December 31, 2005, an increase of $311,652, or approximately 5.93%. The increase was due to increased enrollment in 2006 as compared to 2005.

About China Ivy School, Inc.

China Ivy School, Inc. is a private education institution located in the city of Suzhou and the Jiangsu province of China. Organized under the law of China, China Ivy School, Inc. has educational accreditations from Jiangsu Educational Commitment, Suzhou Municipal Education Bureau, and the Suzhou Education Committee. As of December 31, 2006, China Ivy School had a cumulative enrollment of 1,910 students within their Kindergarten, Elementary, Junior High, and High School programs. In addition to their core business model, China Ivy also offers an international school along with strategic relationships with similar institutions in Australia, Hong Kong, New Zealand, and the United Kingdom. It is from these strategic international relationships that the Company offers a highly popular foreign exchange program, a unique competitive advantage over others in its marketplace. Further, the school’s individualized study plan and its 6:1 student-to-teacher ratio allow the Company to attract a high-caliber students and employ and retain a diverse and talented staff of educators. For further information, please visit the company's website at www.chinaivyschool.com.

About The Investor Relations Group

The Investor Relations Group, Inc. (IRG), founded in 1996, represents select publicly traded companies, with a unique specialization for assisting those in the small-cap sector. IRG arranges one-on-one meetings for its portfolio companies with pre-qualified money managers handling investment portfolios that range from $10 million to $10 billion+ selected from its proprietary contact base of over 70,000 qualified fund managers who have an investing history in small cap stocks. IRG’s corporate communications services include writing all press releases and shareholder communications and serving as primary contact for the investing community, with the focus of building awareness of its companies within the financial and trade media, as well as the public at large. For further information, please visit the company's website at www.investorrelationsgroup.com.

Contacts:

China Ivy School, Inc. Boya Li boyali@chinaivyschool.com Phone: 310-622-2840	The Investor Relations Group Investor Relations: Joseph M. Kessler / Katrine Winther-Olesen jkessler@investorrelationsgroup.com Phone: 212-825-3210

FORWARD-LOOKING STATEMENTS:  The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

2